Exhibit 10.1

EXECUTION VERSION

OUTSOURCING SERVICES AGREEMENT

Benihana, Inc.

THIS OUTSOURCING SERVICES AGREEMENT (“Services Agreement” or “Agreement”) is entered into as of June 10, 2010 (“Effective Date”) by and between InfoSync Services, LLC (“InfoSync”) a Nevada limited liability company and Benihana, Inc. (“Client”) a Delaware corporation (collectively referred to as the “Parties”).

WHEREAS, Client desires to obtain certain accounting and information services from InfoSync and InfoSync is willing to furnish or make such services available to Client;

NOW, THEREFORE, in consideration of the above and the mutual promises contained herein, the Parties agree as follows:

1.	DEFINITIONS

Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings set forth below:

(a)	“Accounting Services” means general accounting, payroll and financial reporting services as defined in Attachment C.

(b)	“Business Day” means any day except a Saturday, Sunday or other InfoSync scheduled holiday (see Attachment B). Normal work hours are 8:00 a.m. to 5:00 p.m., Central, U.S. time.

(c)
“Information Services” means general services relating to data processing, including computers, servers, third party software, hardware, programming, systems support, software maintenance, computer supplies and systems operations staff.

(d)	“Software” means software and programs used by InfoSync in providing the Services under this Agreement.

(e)	“Units” means the number of unique business locations such as restaurants utilizing the Services.

2.
SERVICES. InfoSync will provide to Client those Accounting Services and Information Services (collectively, the “Services”), described in Attachment C and such Additional Services (as defined below) as may be from time to time mutually agreed upon in writing among the Parties in consideration of the respective charges set forth in Section 6 entitled “Charges” and the recurring InfoSync service fees set forth in Attachment B (collectively, the “Charges”), as such Charges may be changed from time to time by mutual agreement of both Parties in the manner set forth in Section 7.  Services will be performed on Business Days unless specifically set forth in Attachment C.

3.	PROVISION OF TECHNOLOGY. In connection with the provision of the Services hereunder:

(a)	InfoSync shall use the most current (or within one release of the current) release of the Software;

(b)
InfoSync shall obtain the necessary approvals, in form and substance reasonably acceptable to Client, to (i) allow Client to access all current source code for the program modules and custom code licensed to InfoSync from SolutionWare, Ltd., and (ii) allow Client to access all interfaces from the Software provided by SolutionWare, Ltd. to the Client’s systems.  Such approvals will become effective when InfoSync (A) files for bankruptcy, (B) becomes or is declared insolvent, (C) becomes the subject of any proceedings related to its liquidation, insolvency or for the appointment of a receiver or similar officer for it, (D) makes an assignment for the benefit of all of its creditors, (E) enters into an agreement for the composition, extension, or readjustment of substantially all of its obligations or (F) ceases to do business.  The code will be delivered in System i or PC readable magnetic media format and InfoSync will maintain a current copy, updated monthly, of the source code for safekeeping at a bank or depository other than InfoSync’s office or computer facilities.

4.	NO EXCLUSIVITY.

(a)
Except for the services set forth in Attachments A and C and the recurring service fees set forth on Attachment B, Client makes no commitment to purchase any additional Services under this Agreement or to pay any additional fees to InfoSync under this Agreement.

(b)
Following the provision by either Party of written notice of termination to the other Party under Section 8, Client shall have the right to contract with other providers for any products and services, including products and services that are competitive with, or currently included in, the Services

5.
TERM. This Services Agreement will commence on the date hereof and will expire on the thirty six (36) month anniversary of the Start of Processing Date, defined as the first (1st) date in which any service in Attachment C is provided to Client, other than for setup, testing or evaluation purposes (“Original Term” and collectively with any renewals under Section 10, the “Term”), unless earlier terminated in accordance with Section 8.

6.	CHARGES.

(a)	Costs of the Services. In exchange for the provision of the Services in accordance with this Agreement, Client will pay InfoSync according to the cost schedule set forth in Attachment B.

(b)
Additional Fees. In consideration for any agreement between Client and InfoSync, from time to time, to provide additional services beyond the scope of this Agreement (collectively, the “Additional Services”) fees will be (i) as reflected in Attachment B or (ii) other amounts mutually agreed upon by the Parties in the manner set forth in Section 7 and reflected by an amendment or supplement to Attachment B.

(c)
Direct Costs. Client shall be responsible for payment of all direct costs of its restaurant operations and the Services related thereto (“Direct Costs”). Direct Costs shall include, but not be limited to, costs associated with the following: weekly folders, W-2 and other special forms, postage, overnight express services and long-term third party paper storage.  Such Direct Costs are pass-through costs which will be billed directly by the vendor to Client and paid by Client directly to the vendor.  Any other Direct Costs not listed here will be discussed and mutually agreed by Client.

(d)
Reimbursement of Expenses. Client will pay, or reimburse InfoSync for all actual out-of-pocket costs and expenses, including travel and travel-related expenses reasonably incurred and appropriately documented by InfoSync in the provision of the Services hereunder with the prior written approval of the Client and in connection with InfoSync’s performance of its obligations under this Agreement.

(e)	Taxes. Client shall pay all documented sales or use taxes should they be imposed by local, state or federal governmental authorities for the outsourced services defined in this Agreement.

(f)
Employee Deduction. Deductions from employee payroll will include court approved processing fees for garnishments.  The court approved fee is disclosed in the court documents and InfoSync will include that fee in the employee deduction.  On a quarterly basis, InfoSync will generate an invoice for the court approved fees deducted during that period and following Client’s review and approval of such invoice will process a check to be paid to InfoSync funded by the employee deductions.

7.	CHANGES TO THE CHARGES.

(a)
If either Client or InfoSync proposes a change in or addition to the Services and both Parties agree to such change or addition, then the price for such change or addition shall be determined by mutual agreement between both Parties.

(b)
For each proposed change or Additional Service, InfoSync shall quote to Client a charge for such change or Additional Service no greater than the amount charged to other InfoSync clients under contracts for Services similar in scope and nature to the proposed change or Additional Services.

8.	TERMINATION.

(a)	Termination without Cause. Client shall have the right to terminate this Agreement for any reason or no reason at any time upon one hundred twenty (120) days written notice to InfoSync.

(b)	Termination for Cause.

(i)
By Client: If InfoSync fails to perform any of its obligations under this Agreement (an “InfoSync Event of Default”), and, upon written notice of such InfoSync Event of Default (the “Default Notice”) from Client, does not cure such Event of Default within thirty (30) days after its receipt of Default Notice, then Client may, by giving written termination notice to InfoSync, terminate this Agreement as of the date specified in the termination notice.

(ii)
By InfoSync: In the event that Client should default on the payment of InfoSync invoices for more than fifteen (15) days (a “Client Event of Default”) in the aggregate amount exceeding $10,000 (provided that such failure to pay may continue beyond such fifteen (15) day period for a good faith dispute with respect to an aggregate amount not exceeding $10,000 and such dispute is subject to the dispute resolution process specified in Section 14), and, upon Default Notice from InfoSync, does not cure such Event of Default within twenty (20) days of such Default Notice, then InfoSync may, by giving written termination notice to Client, terminate this Agreement as of the date specified in the termination notice.

(c)
Termination for Insolvency. If either Party files for bankruptcy, becomes or is declared insolvent, or is the subject of any proceedings related to its liquidation, insolvency or for the appointment of a receiver or similar officer for it, makes an assignment for the benefit of all of its creditors, or enters into an agreement for the composition, extension, or readjustment of substantially all of its obligation (in any event, the “Dissolving Party”), then the other Party may, by giving written notice to the Dissolving Party, terminate this Agreement as of a date specified in such notice of termination, but not sooner than thirty (30) days after the date of such notice.

(d)	Termination upon Change of Control

(i)
In the event of an InfoSync Change of Control (as defined below), Client shall have the right to give a written termination notice to InfoSync to terminate this Agreement as of the date specified in such notice of termination, but no sooner than one hundred and twenty (120) days after the date of such notice.

(ii)
For purposes of this Agreement, an “InfoSync Change of Control” shall mean with respect to InfoSync (i) any sale of equity interests, merger, consolidation, reorganization or similar transaction whereby there is a change in (x) the legal, beneficial or equitable ownership, directly or indirectly, of more than fifty percent (50%) of the voting equity interests of InfoSync or (y) the ability, directly or indirectly, to direct the voting of a majority of the directors of InfoSync’s board of directors (or an equivalent governing body), whether through appointment, voting agreement or otherwise; or (ii) a sale of substantially all of the assets of InfoSync.

(iii)
The terms “control”, “controlling” and “controlled”, as used in this Section, shall mean the legal, beneficial or equitable ownership, direct or indirect, of more than fifty percent (50%) of the aggregate of the voting equity interests of an entity.

(e)	Effects of Terminations.

(i)
If this Agreement is terminated for any reason whatsoever, InfoSync shall continue to make Services available and Client shall continue to compensate InfoSync for such Services for the duration of the transition period not to exceed one hundred and eighty (180) days following the agreed-upon termination date.

(ii)
Upon expiration or termination of this Agreement for any reason, Client will pay InfoSync for all Services provided and actual and documented expenses pursuant to Section 6 incurred through the date of such expiration or termination in accordance with this Agreement.

(iii)
In the event that Client terminates this Services Agreement pursuant to Section 8(a) during the first (1st) year of the Original Term, Client shall pay to InfoSync a one-time early termination fee equivalent to three (3) times the amount of the largest recurring InfoSync services invoice to Client in the three (3) periods prior to the date of notice of termination.  The early termination fee will be reduced during the second (2nd) year of the Original Term to two (2) times such largest recurring InfoSync invoice, and then to one (1) times such largest recurring InfoSync invoice during the third (3rd) year of the Original Term.  Client’s notice of early termination shall not be effective unless the early termination fee provided in this Section 8(e)(iii) has been paid to InfoSync within fifteen (15) days of the date of the early termination notice.  All services provided by InfoSync after Client’s written notice of early termination pursuant to Section 8(a) shall be prepaid each period by Client.  No early termination fee is payable for a termination effective at the end of the term or during any subsequent renewal period.

(iv)
In the event that InfoSync terminates this Services Agreement pursuant to Section 8(b)(ii) during the first (1st) year of the Original Term, Client shall pay to InfoSync at the effective date of such termination a one-time payment equivalent to three (3) times the amount of the largest InfoSync services invoice to Client in the three (3) periods prior to the date of notice of termination.  This early termination fee for non-payment will be reduced during the second (2nd) year of the Original Term to two (2) times such largest InfoSync invoice, and then to one (1) times such largest InfoSync invoice during the third (3rd) year of the Original Term.

(v)
Notwithstanding anything to the contrary contained herein and for the avoidance of doubt, InfoSync hereby acknowledges and agrees that in the event that Client terminates this Services Agreement pursuant to Sections 8(b)(i), 8(c)or 8(d) InfoSync shall not be entitled to any early termination fees.

(vi)
Notwithstanding anything to the contrary contained herein and for the avoidance of doubt, InfoSync hereby acknowledges and agrees that the termination fees set forth in Sections 8(e)(iii)and 8(e)(iv) above shall be considered liquidated damages (and not a penalty) and upon payment of such termination fees InfoSync shall have no more rights or claims under this Agreement against Client, any of its affiliates or representatives, whether at law or equity, in contract, in tort or otherwise, and neither Client nor any of its affiliates or representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement other than the ongoing fees for the services being delivered through the transition period up to the termination date as set forth in Sections 8(e)(i) and 8(e)(ii).

(vii)
If this Agreement is terminated for any reason whatsoever, upon Client’s written request, at no additional cost to Client except for (A) the termination fees described in Sections 8(e)(iii) and 8(e)(iv), and (B) the ongoing fees for the services being delivered as set forth in Sections 8(e)(i) and 8(e)(ii), InfoSync shall:

i.
within thirty (30) days of the notice of termination deliver or otherwise make available to Client (x) in electronic format, all data and information submitted to InfoSync or InfoSync’s representatives in tangible form (including electronic form) by Client or obtained, developed or produced by InfoSync or InfoSync’s representatives on behalf of Client (collectively, “Client Data”) in InfoSync’s possession, (y) all records, correspondence, written files and other Client-related materials in InfoSync’s possession, and (z) in the event of termination by Client pursuant to Section 8(c), access to the Software (including its source code) used by InfoSync to provide the Services under this Agreement in accordance with Section 3(b).

9.	REIMBURSEMENT AND PAYMENT FOR SERVICES.

(a)
In full compensation for the Services, Client shall pay and reimburse InfoSync for providing such Services as detailed in Section 6.  Recurring service fees are payable to InfoSync by Client on the first (1st) Business Day of each Client fiscal period.  Invoices for other services are due and payable within thirty (30) days after receipt of InfoSync’s invoice therefore.  Any amount owing to InfoSync pursuant to this Agreement that is not paid when due and payable will thereafter bear interest until paid at a rate of interest equal to ten percent (10%) per annum; provided, however, that in no event will such interest rate exceed the maximum rate of interest allowed by applicable law (the “Default Rate”), and provided further that no such Default Rate shall accrue for so long as any amounts are being disputed by either Party in good faith.  Each invoice shall provide sufficient details to justify the fees, including, but not limited to, the calculation upon which the amount to be reimbursed or paid is based, broken down by the Services rendered during the period to which such invoice relates.

(b)
InfoSync shall maintain separate, true and complete books of account containing an accurate record of all data necessary for the proper computation of all costs to be paid to InfoSync by the Company under the terms of this Agreement.

(c)	The amounts to be reimbursed or paid in respect of the Services provided under this Agreement shall be consistent with Attachments A, B and C to this Agreement.

10.
RENEWAL. Client shall have the option to renew the term of this Agreement at the end of the Original Term and each successive term (if any) for successive one (1) year periods (as mutually agreed upon between the Parties).  Client shall exercise such options by providing written notice to InfoSync at least one hundred and twenty (120) days prior to the then effective expiration date of the Term (the “Expiration Date”).  If this Agreement is extended beyond the Original Term, the Charges for the Services provided by InfoSync will be such charges as will be mutually agreed upon by the Parties in writing for such period in the manner set forth in Section 7 by an amendment or supplement to Attachments A, B and C, as applicable; provided, however, that in the absence of such an express agreement in writing, the charges will be based on the rates then in effect under this Agreement.  In the event that Client chooses not to exercise its option to extend the Term of this Agreement, InfoSync will cooperate with the transition of the Services as reasonably requested by Client, with the understanding that such transition may require resources and services beyond those otherwise then being provided by InfoSync hereunder; all such transition services will be performed as Additional Services pursuant to Section 6(b) and charged appropriately on a project or hourly basis.

11.	PERFORMANCE OF SERVICES.

(a)
InfoSync shall perform the Services with substantially the same degree of care, skill and prudence customarily exercised by (i) similarly situated companies in the outsourcing industry and (ii) InfoSync with respect to its own business and employees and consistent with Attachments A and C.

(b)	Attachment A reflects the initial responsibilities of the Parties and may be modified from time-to-time upon mutual written agreement of the Parties.

(c)
If either Party has concerns regarding adherence to the terms of this Agreement or the responsibilities outlined in Attachments A and C by the other Party, InfoSync and Client agree to communicate such concerns in writing to the other Party as detailed in Section 27 and resolve such concerns in accordance with Section 14.

12.	PROJECT TEAM.

(a)
Client will designate an officer or employee (the “Client Representative”) who will be authorized to act as the primary point of contact for InfoSync in dealing with Client with respect to the Services. If Client fails to expressly designate a Client Representative, the principal executive officer of Client will be the Client Representative.  The Client Representative will be responsible for directing, insofar as InfoSync is concerned, all activities of Client affecting the provision by InfoSync of the Services under this Agreement and will also work with InfoSync to establish Client's priorities for the Services.

(b)
InfoSync will designate an officer or employee (the “InfoSync Representative”) who will be authorized to act as the primary point of contact for Client in dealing with InfoSync with respect to the Services. If InfoSync fails to expressly designate an InfoSync Representative, the principal executive officer of InfoSync will be the InfoSync Representative.  The InfoSync Representative will be responsible for directing, insofar as the Client is concerned, all activities of InfoSync affecting the provision of the Services under this Agreement and will also work with Client to understand Client's priorities for the Services. Client may rely upon the representations and agreements of the InfoSync Representative; provided, however, that the InfoSync Representative shall not have the authority to enter into written agreements to modify or supersede this Agreement.

(c)
InfoSync shall have the right, subject to Client’s reasonable approval, to use subcontractors to assist InfoSync in performing work related to the Services, subject, however, to such subcontractor(s) entering into appropriate agreements requiring such subcontractor(s) to adhere to the confidentiality and non-disclosure provisions of this Agreement.

(d)
InfoSync shall be responsible for the work and activities of each of its subcontractors, including compliance with the terms of this Agreement.  InfoSync shall be responsible for all payments to its subcontractors.

13.
MANAGEMENT AND CONTROL.  Upon execution of this Agreement, Client and InfoSync shall each appoint two (2) representatives to serve on a management committee (the “Management Committee”).  The Management Committee shall be authorized and responsible for (i) overseeing the provision of the Services and each Party’s performance under this Agreement and (ii) monitoring and resolving disagreements regarding the provision of the Services and each Party’s performance under this Agreement.  A Party may change any of its representatives on the Management Committee upon notice to the other Party.

14.	DISPUTE RESOLUTION.

(a)
All disputes relating to this Agreement shall initially be referred by the Party raising the dispute to the Client Representative and the InfoSync Representative.  If the Client Representative and the InfoSync Representative are unable to resolve the dispute within ten (10) Business Days after referral of the matter to them, the Parties shall submit the dispute to the Management Committee.

(b)
The Management Committee shall meet at least once every calendar quarter during the Term (or at such other time as either Party may designate in a notice to the other Party) for the purpose of reviewing the overall performance of the Parties’ respective obligations under this Agreement and resolving disputes, if any, that may arise under this Agreement.  The Management Committee shall consider disputes in the order such disputes are brought before it.  In the event the Management Committee is unable to resolve a dispute within ten (10) Business Days of the date of the meeting during which such dispute was considered, the Management Committee shall notify the senior management of each Party.

(c)
Either Party may, upon notice and within five (5) Business Days of receipt of a notice from the Management Committee pursuant to Section 14(b), elect to utilize a non-binding resolution procedure whereby each presents its case before a panel consisting of two (2) senior executives of each of the Parties who are not members of the Management Committee and, if such executives can agree upon such an individual, a mutually acceptable neutral advisor.  If a Party elects to use the procedure set forth in this Section 14(c) the other Party shall participate.  The hearing shall occur no more than ten (10) Business Days after a Party serves notice to use the procedure set forth in this Section 14(c).  If the matter cannot be resolved by such senior executives, the neutral advisor, if one has been agreed upon, may be asked to assist such senior executives in evaluating the strengths and weaknesses of each Party’s position on the merits of the dispute.  The Parties shall each bear their respective costs incurred in connection with the procedure set forth in this Section 14(c), except that they shall share equally the fees and expenses of the neutral advisor, if any, and the cost of the facility for the hearing.

(d)	Arbitration.

(i)	If a dispute is not resolved pursuant to Section 14(c), then either Party may, upon notice to the other Party submit the dispute to binding arbitration in accordance with this Section 14(d).

(ii)
The arbitration shall be held before a panel of three (3) arbitrators in the city of Miami, State of Florida.  Either Party may, upon notice to the other Party, demand arbitration by serving on the other Party a statement of the dispute, the facts relating or giving rise to such dispute and the name of the arbitrator selected by it.

(iii)
Within five (5) days after receipt of such notice, the other Party shall name its arbitrator, and the two (2) arbitrators named by the Parties shall, within five (5) days after the date of such notice, select the third (3rd) arbitrator.

(iv)
The arbitration shall be administered by the American Arbitration Association and be governed by the Commercial Arbitration Rules of the American Arbitration Association, as may be amended from time to time, except as expressly provided in this Section 14(d).  The arbitrators may not amend or disregard any provision of this Section 14(d).

(v)
The arbitrators shall allow such discovery as is appropriate to the purposes of arbitration in accomplishing a fair, speedy and cost-effective resolution of disputes.  The arbitrators shall reference the rules of evidence of the Federal Rules of Civil Procedure then in effect in setting the scope and direction of such discovery.

(vi)
The decision of and award rendered by the arbitrators shall be final and binding on the Parties.  Judgment on the award of the arbitrators may be entered in and enforced by any court of competent jurisdiction.

(vii)	The costs of the arbitration proceedings conducted pursuant to this Section 14(d) shall be paid by the Party designated by the arbitrators.

(e)
InfoSync acknowledges that the performance of its obligations pursuant to this Agreement is critical to the business and operations of Client.  Accordingly, in the event of any dispute between Client and InfoSync, each Party shall continue to perform its obligations (including payment pursuant to Sections 6 and 9 of this Agreement except for any such amounts as are actually in dispute) under this Agreement in good faith during the pendency of such dispute resolution proceedings unless and until this Agreement is terminated in accordance with the provisions hereof.

(f)
Notwithstanding anything to the contrary contained in this Agreement, in the event of a dispute relating to or arising out of an event of default by either Party, the dispute resolution procedures described in Sections 14(a), 14(b) and 14(c) must be commenced and completed within the cure period (if any) allowed for such an event of default under this Agreement.

(g)
Notwithstanding the above dispute resolution provisions, in the event that a third party initiates a judicial action against either Party hereto in connection with or arising out of this Agreement, that Party shall have the right to seek to implead the other Party into that action, and the above dispute resolution provisions shall not be a bar to such impleader.

15.	COOPERATION. During the Term each Party shall provide to the other Party reasonable cooperation and assistance in connection with its performance of its obligations under this Agreement.

16.
LIMITATION OF LIABILITY. Except for indemnification pursuant to Section 17 and in the case of any gross negligence, willful misconduct or personal injury or death, neither Party will be liable for indirect, incidental, consequential or punitive damages that the other Party may incur on account of the performance or breach of this Services Agreement in excess of the aggregate amount of all sums paid by Client to InfoSync under this Agreement for the immediately preceding twelve (12) months.

17.	MUTUAL INDEMNITY.

(a)
InfoSync agrees to defend and indemnify Client for and against any and all liabilities, obligations, claims, damages, costs and expenses (including court costs, reasonable costs of investigation and reasonable attorneys’ fees and expenses as they are incurred) (collectively, “Claims”) by third parties against Client resulting from any act, omission or breach by InfoSync related to its performance under this Services Agreement.  Client agrees to defend and indemnify InfoSync for and against any and all Claims by third parties against InfoSync resulting from any act, omission or breach by Client related to its performance under this Services Agreement.

(b)
InfoSync agrees to defend and indemnify Client for and against any Claim that any InfoSync Intellectual Property or the Software used by Client in connection with this Agreement infringes any patent, copyright, or other intellectual property right of a third party unless such infringement results from Client’s use of such InfoSync Intellectual Property or the Software in a manner which was not authorized by InfoSync.

(c)
The Party claiming indemnification under this Section (the “Indemnified Party”) shall deliver written notice (an “Indemnity Notice”) to the Party against whom indemnity is claimed (the “Indemnitor”) within the earlier of ten (10) days of receipt of notice or thirty (30) days from discovery of any matters which may give rise to a Claim.  An Indemnity Notice shall set forth in reasonable detail to the extent then available the facts concerning the Claim and the basis on which the Indemnified Party believes this indemnity applies.  The failure to give such Indemnity Notice shall not affect the right of the Indemnified Party to indemnity hereunder unless and to the extent that such failure has materially and adversely affected the defense of such Claims by the Indemnitor.  At any time after thirty (30) days from the giving of such Indemnity Notice, the Indemnified Party may, at its option, contest, settle or otherwise compromise, or pay such Claim, unless it shall have received notice from the Indemnitor that Indemnitor intends, at Indemnitor’s sole cost and expense, to assume and control the defense of any such matter, in which case the Indemnified Party shall have the right, at no cost or expense to Indemnitor, to participate in such defense.  If the Indemnitor does not assume the defense of such matter, and in any event until Indemnitor states in writing that it shall assume the defense, Indemnitor shall pay the costs of the Indemnified Party arising out of the defense until the defense is assumed; provided, however, that the Indemnitor shall have the right, at its own cost and expense, to participate in such defense and Indemnified Party shall consult with Indemnitor and obtain Indemnitor’s consent, which shall not be unreasonably withheld or delayed, to any payment or settlement of any such Claim.  The Indemnified Party may not settle a Claim after the Indemnitor assumes the defense without the consent of the Indemnitor or unless the Indemnified Party first agrees to release the Indemnitor from any obligation to indemnify the Indemnified Party with respect to such Claim.  If Indemnitor proposes to settle, compromise or pay a Claim it may do so (i) with the consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed) or (ii) without the consent of the Indemnified Party provided such settlement or compromise involves solely the payment of money and includes a release by any third party making such Claim against the Indemnified Party of all claims against the Indemnified Party which were the subject of the indemnification.  The Indemnified Party shall take all appropriate action to permit and authorize Indemnitor to assume and control the defense of any such Claim.  Indemnitor shall keep the Indemnified Party fully apprised at all times as to the status of the defense.  If Indemnitor does not assume the defense, the Indemnified Party shall keep Indemnitor apprised at all times as to the status of the defense.

(d)
Following indemnification as provided herein, an Indemnitor shall be subrogated to all rights of the Indemnified Party with respect to all third parties relating to the matter for which indemnification has been made.

(e)
The indemnification rights of each Indemnified Party pursuant to this Article shall be the exclusive remedy of such Indemnified Party against the Indemnifying Party with respect to the third party Claim to which such indemnification relates; provided, however, that such Indemnified Party shall retain the right to seek wholly non-monetary injunctive or other equitable remedies with respect to such Claim.

18.
ASSIGNMENT. This Agreement will be binding upon and inure to the benefit of the Parties to this Agreement and their respective successors and assigns (it being understood and agreed that, except as expressly provided in this Agreement, nothing contained in this Agreement is intended to confer upon any other Person any rights, benefits or remedies of any kind or character whatsoever under or by reason of this Agreement). No Party may assign this Agreement without obtaining the prior written consent of the other Party. Notwithstanding the foregoing, either Party may assign this Agreement, and its rights and obligations under this Agreement, to any of its respective affiliates without the consent of the other Party; provided, however, that any such assignment will not relieve the assigning Party of any of its obligations under this Agreement.

19.	CONTINUED PROVISION OF SERVICES.

(a)
Business Continuity Plan.  InfoSync will make its business continuity plan available to Client prior to implementation of the Services.  In the event that InfoSync is planning to amend, update or otherwise alter its business continuity plan it shall provide Client with reasonable notice of such amendment including sufficient detail thereof and shall not amend, update or otherwise alter such business continuity plan without Client’s prior written consent.

(b)	Force Majeure.

(i)
If and to the extent that either Party’s performance of any of its obligations pursuant to this Agreement is prevented, hindered or delayed by fire, flood, earthquake, elements of nature or acts of God, acts of war, terrorism, riots, civil disorders, rebellions or revolutions, third party strikes, third party lockouts or labor difficulties or any other cause beyond the reasonable control of such Party (each, a “Force Majeure Event”) and such non-performance could not have been prevented by reasonable precautions, then the non-performing Party shall be excused from any further performance of those obligations affected by the Force Majeure Event for as long as such Force Majeure Event continues and such Party continues to use its commercially reasonable efforts to recommence performance whenever and to whatever extent possible without delay, including through the use of alternate sources, work around plans or other means.

(ii)
The occurrence of a Force Majeure Event does not limit or otherwise affect InfoSync’s obligation to provide either normal disaster recovery procedures or any other disaster recovery services described in Section 19(a).

(iii)
No Party to this Agreement shall be considered in default in the performance of its obligations under this Agreement or be liable in damages or otherwise for any failure or delay of less than thirty (30) days in performance which is due to a Force Majeure Event.  No Party to this Agreement shall be required to make any concession or grant any demand or request to bring to an end any strike or other concerted act of workers.

(iv)
A Party can only claim a Force Majeure Event as an excuse from its performance hereunder until normal performance can be recommenced if such claiming Party has given prompt written notice and described in reasonable detail the nature of the Force Majeure Event to the other Party of such claim and if the claiming Party makes a continuing and good faith effort to lessen or avoid the effects of such Force Majeure Event on the other Party.

20.	AUDITS.

(a)
Services.  Upon reasonable notice from Client, InfoSync and InfoSync agents shall provide Client’s agents, and any of Client’s regulators, with access to and any assistance that they may reasonably require with respect to the relevant Service locations and the systems for the purpose of performing audits or inspections of the Services and the business of Client relating to the Services.  InfoSync shall, subject to its standard security requirements, provide, and shall cause its agents to provide, Client’s agents or regulators any assistance that they may reasonably require, provided such assistance does not unreasonably interfere with InfoSync’s performance of its obligations hereunder.  InfoSync shall not provide Client’s agents or regulators with access to InfoSync customers’ information or data.  Subject to Sections 22, 23 and 24, InfoSync shall provide Client’s agents and regulators with access to InfoSync’s proprietary data relating to the Services, to the extent required to perform audits described in this Section.  If any audit by an auditor designated by Client or a regulatory authority, results in InfoSync being notified that it or InfoSync’s agents are not in compliance with any law, regulation or audit requirement, InfoSync shall, and shall cause its agents to, take actions to comply with such audit.  Client shall bear the expense of any such compliance that is (i) required by any law, regulation or other audit requirement relating to Client’s business or (ii) necessary due to Client’s noncompliance with any law, regulation or audit requirement imposed on InfoSync.  InfoSync shall bear the expense of any such compliance that is (x) required by any law, regulation or other audit requirement relating to InfoSync’s business or (y) necessary due to InfoSync’s or its agents’ noncompliance with any law, regulation or audit requirement imposed on InfoSync or its agents.

(b)
Fees. Upon reasonable notice, InfoSync shall provide Client and its agents access to such financial records and supporting documentation as may be reasonably requested by the Client to audit the records and documentation relating to all of the fees, taxes and expenses charged to Client pursuant to this Agreement.  If, as a result of such audit, it is determined that InfoSync has overcharged Client, Client shall promptly notify InfoSync and InfoSync shall promptly pay to Client the amount of the overcharge as the case may be, plus interest at the Prime Rate per year, calculated from the date of receipt by InfoSync of such incorrect amount until the date of payment to Client.  For the purposes of this Agreement “Prime Rate” shall mean the United States of America prime rate as recorded in the New York edition of the Wall Street Journal the day of such receipt or payment, as the case may be.

(c)
Record Retention.  Except as otherwise required by applicable law or as stated in other sections of the Agreement, InfoSync shall not be required to retain any records or documentation relating to Client or the Services provided under this Agreement so long as originals of such documentation have been provided to Client for imaging and/or storage.

(d)
Facilities. In the event of an audit described in this Section, InfoSync agrees to give Client and its agents reasonable access to the premises where such audit is being performed and such space (reasonably available), office furnishings (including lockable cabinets), telephone and facsimile service, utilities and office-related equipment and duplicating services as Client may reasonably require to perform the audits described in this Section.

21.
OTHER ACTIVITIES OF INFOSYNC. Client recognizes that InfoSync now renders and may continue to render management and other services to other clients that may or may not have policies and conduct activities similar to those of Client.  InfoSync shall be free to render such advice and other services, and Client hereby consents thereto. InfoSync shall not be required to devote its full time and attention to the performance of its duties under this Services Agreement, but shall devote sufficient time and attention as necessary to fulfill all of InfoSync’s obligations under this Agreement.

22.	CLIENT DATA.

(a)
As between InfoSync and Client, the Client Data will remain solely Client's property. Client hereby authorizes InfoSync to have access to and to make use of the Client Data as is appropriate for the performance by InfoSync of its obligations under this Agreement. Upon the expiration or termination of this Agreement for any reason, InfoSync, at the direction of Client, will either delete such Client Data from the data files maintained by InfoSync or return the Client Data to Client. InfoSync will not sell, assign, lease or otherwise dispose of, or commercially exploit, the Client Data.

(b)
During the Term, within ten (10) Business Days following the end of each fiscal period of Client, InfoSync shall provide to Client, in a form and manner to be reasonably agreed to by the Parties, a copy of Client’s database containing all of the Client Data provided to, or generated by, InfoSync and located on InfoSync servers as of the end of such fiscal period.

23.	INTELLECTUAL PROPERTY.

(a)
For purposes of this Agreement, “InfoSync Intellectual Property” shall mean all software or other intellectual property (including any writings, discoveries, inventions or other materials covered by any rights of copyright, trademark or patent or any rights similar thereto, whether registered or unregistered, or otherwise protectible as trade secret, proprietary or confidential information) owned or developed by, or otherwise proprietary to, InfoSync.  InfoSync Intellectual Property shall also include all programs and documentation therefor and the tangible media on which such programs are recorded, as well as all reports, technology, training materials, forms, specifications, and other intellectual property owned or developed by or proprietary to InfoSync, for use in providing the Services hereunder or otherwise in its business.

(b)
All InfoSync Intellectual Property is and will remain the property and confidential information of InfoSync or its third party licensors, and Client shall have no right, title or interest therein except to the extent of such limited right to use such particular portions thereof as are necessary to enable the Parties to perform their respective obligations hereunder or except as may otherwise be provided in any separate license agreements.  No use of InfoSync Intellectual Property at or in connection with any Service or equipment containing InfoSync Intellectual Property shall confer any rights in such InfoSync Intellectual Property on Client.

(c)
For purposes of this Agreement, “Client Intellectual Property” shall mean all software or other intellectual property (including any writings, discoveries, inventions or other materials covered by any rights of copyright, trademark or patent or any rights similar thereto, whether registered or unregistered, or otherwise protectable as trade secret, proprietary or confidential information) owned or developed by, or otherwise proprietary to, Client.  Client Intellectual Property shall also include all programs and documentation therefore and the tangible media on which such programs are recorded, as well as all reports, technology, training materials, forms, specifications, and other intellectual property owned or developed by or proprietary to Client.

(d)
All Client Intellectual Property is and will remain the property and confidential information of Client or its third party licensors, and InfoSync shall have no right, title or interest therein except to the extent of such limited right to use such particular portions thereof as are necessary to enable the Parties to perform their respective obligations hereunder or except as may otherwise be provided in any separate license agreements.  No use of Client Intellectual Property at or in connection with any Service or equipment containing Client Intellectual Property shall confer any rights in such Client Intellectual Property on InfoSync.

24.	CONFIDENTIALITY.

(a)
Except as otherwise provided in this Agreement, all confidential information or trade secrets (including, without limitation, any software or Client Data) (collectively, the “Confidential Information”) communicated to one Party by the other Party, whether before or after the commencement of the Services hereunder, will be, and will be deemed to have been, received in strict confidence and will be used only for the purposes of carrying out the obligations of, or as otherwise contemplated by, this Agreement.  Without obtaining the prior written consent of the other Party, neither Party will disclose any such Confidential Information received from the other Party.  Each Party shall treat the other’s Confidential Information with the same level of care as it treats its own confidential information of like import, but not less than a reasonable level of care, shall disclose it within its own organization only on a need-to-know basis, and shall inform those to whom it rightfully discloses such Confidential Information of their obligations of confidentiality and non-disclosure hereunder.

(b)	Confidential Information will not include any information that:

(i)	is already in the possession of such Party without being subject to another confidentiality agreement;

(ii)
is or becomes generally available to the public other than as a result, directly or indirectly, of a disclosure of information by such Party or by other persons to whom such Party disclosed information;

(iii)	Client is required to disclose by any applicable law, regulation or rules of any stock exchange; or

(iv)
constitutes general information relating to the scope of the Services and the duration of this Agreement which Client may disclose to potential buyers of Client or any one (1) or more affiliates of Client.

(c)
Each Party acknowledges that the other Party may suffer irreparable damage in the event of a breach or threatened breach of any provision of this Section.  Accordingly, in such event, notwithstanding Section 14, such Party shall be entitled to preliminary and final injunctive relief, as well as any and all other applicable remedies at law or equity, including the recovery of damages, subject to the limitation in Section 16.

25.	REPRESENTATIONS AND WARRANTIES.

(a)	Client represents and warrants that:

(i)	Client is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware.

(ii)	Client has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement.

(iii)	The execution, delivery and performance of this Agreement have been duly authorized by Client.

(iv)	Client has not disclosed any Confidential Information of InfoSync as of the date hereof.

(v)
There is no outstanding litigation, arbitrated matter or other dispute to which Client is a Party which would reasonably be expected to have a potential or actual material adverse effect on InfoSync’s or Client’s ability to fulfill its respective obligations under this Agreement.

(b)	InfoSync represents and warrants that:

(i)	InfoSync is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Nevada.

(ii)	InfoSync has all requisite limited liability company power and authority to execute, deliver and perform its obligations under this Agreement.

(iii)
InfoSync is duly licensed, authorized or qualified to do business and is in good standing in every jurisdiction in which a license, authorization or qualification is required for the ownership or leasing of its assets or the transaction of business of the character transacted by it, except where the failure to be so licensed, authorized or qualified would not have a material adverse effect on InfoSync’s ability to fulfill its obligations under this Agreement.

(iv)	The execution, delivery and performance of this Agreement have been duly authorized by InfoSync.

(v)
InfoSync shall comply with all applicable Federal, state and local laws and regulations applicable to InfoSync and shall obtain all applicable permits and licenses required of InfoSync in connection with its obligations under this Agreement.

(vi)	InfoSync has not disclosed any Confidential Information of Client as of the date hereof.

(vii)
There is no outstanding litigation, arbitrated matter or other dispute to which InfoSync is a Party which would reasonably be expected to have a potential or actual material adverse effect on Client’s or InfoSync’s ability to fulfill its respective obligations under this Agreement.

(viii)	To its knowledge the InfoSync Intellectual Property does not and will not infringe upon the proprietary rights of any third party.

26.
SAS 70 TYPE II AUDIT. In connection with InfoSync's obligations under this Agreement, InfoSync will have an annual "SAS 70 Type II" audit by an independent, nationally recognized accounting or consulting firm of InfoSync's operations and related internal controls. Such audit shall be conducted at InfoSync's expense. InfoSync shall provide Client with a copy of the related "Service Audit Report" promptly after receipt by InfoSync of such audit report.  The SAS 70 "Service Audit Report" shall contain InfoSync's management's response to the exception comments, together with appropriate target dates for completion of required changes.

27.
NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this section):

(a)	If to InfoSync:

InfoSync Services, LLC
1938 N. Woodlawn, Suite 110
Wichita, KS 67208
Facsimile No.: 316-681-4359
Attention: Dale Hoyer, CEO

(b)	If to Client:

Benihana, Inc.
8685 NW 53rd Terrace
Miami, FL 33166
Facsimile No.: 305-702-2806
Attention: Richard C. Stockinger, CEO

28.
RELATIONSHIP OF THE PARTIES. The Parties hereto are independent contractors and no Party is an employee, partner or joint venturer of the other Party.  Under no circumstances shall any of the employees of either Party hereto be deemed to be employees of the other Party for any purpose. No Party shall have the right to bind the other Party to any agreement with a third party or to represent itself as a partner or joint venturer of the other Party.

29.	CLIENT RESALE OR PASS-THROUGH OF SERVICES. Client may not resell, pass-through or otherwise provide any of the services that have been provided hereunder by InfoSync to any person.

30.	GOVERNING LAW. This Services Agreement shall be governed by the laws of the State of Oklahoma.

31.	ARBITRATION. Any actions brought to enforce any of the provisions of this Services Agreement shall be fully and finally resolved by binding arbitration as set forth in Section 14(d).

32.	SURVIVAL. The terms of Sections 13, 17, 22, 23, 24, 25(a)(i), 25(a)(ii), 25(b)(i), 25(b)(ii), 30 and 31 shall survive the expiration or termination of this Agreement.

33.
COVENANT OF FURTHER ASSURANCE.  Client and InfoSync covenant and agree that, subsequent to the execution and delivery of this Agreement and without any additional consideration each of Client and InfoSync shall execute and deliver any further legal instruments which are or may become necessary to effectuate the purposes of this Agreement.

34.
DISCLAIMER OF WARRANTIES. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, INFOSYNC MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, TO CLIENT OR TO ANY OTHER PERSON, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING THE MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE OF ANY SERVICES, SOFTWARE OR MATERIALS PROVIDED UNDER THIS AGREEMENT.

35.	INSURANCE.

(a)
InfoSync shall keep in full force and effect and maintain at its sole cost and expense the following policies of insurance with the specified minimum limits of liability during the period that the Services are being provided:  (a) commercial general liability with coverage of not less than $2,000,000 per occurrence and $5,000,000 in the aggregate for bodily injury and property damage; (b) motor vehicle liability for owned, non-owned and hired vehicles with not less than $1,000,000 combined single limit for bodily injury and property damage; (c) workers’ compensation insurance in the amount required by statute for all states in which the Services are to be performed; and (d) professional liability insurance with limits of not less than $3,000,000 per claim.

(b)
Insurance required to be maintained by InfoSync under this Agreement shall be with companies duly licensed to transact business in the state where the premises and/or work is being performed and shall have a  minimum rating of A-VIII as set forth in the most current issue of “AM Best” or similar publication.

(c)
InfoSync has provided evidence of insurance in the form of a certificate of insurance, acceptable to Client in its sole discretion, providing that all of the policies required under this Section, with the exception of workers’ compensation, (i) shall apply as primary insurance and name Client and its respective officers, directors, shareholders, members, partners, parents, subsidiaries, related and affiliated entities, agents, servants, employees and lenders as additional insureds, and (ii) attach a copy of the additional insured endorsement.  Such certificate of insurance provides, among other things, for a thirty (30) days notice to Client of cancellation, any material change or non-renewal.

36.
GENERAL. This Services Agreement and the Attachments hereto constitutes the entire understanding between the Parties with respect to the subject matter hereof and supersedes all proposals, commitments, writings, negotiations and understandings, oral and written, and all other communications between the Parties relating to the subject matter of this Services Agreement. This Services Agreement may not be amended or otherwise modified except in writing duly executed by both Parties.  A waiver by any Party of any breach or violation of this Services Agreement shall not be deemed or construed as a waiver of any subsequent breach or violation thereof. This Services Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document. Should any part, term or condition hereof be declared illegal or unenforceable or in conflict with any other law, the validity of the remaining portions or provisions of this Services Agreement shall not be affected thereby, and the illegal or unenforceable portions of this Services Agreement shall be and hereby are redrafted to conform with applicable laws while leaving the remaining portions of this Services Agreement intact. Subject to the provisions of Section 17 of this Services Agreement, this Services Agreement is solely for the benefit of the Parties and their respective successors and assigns. Nothing herein shall be deemed to provide any rights to any other entity or individual. Section headings are for convenience only and do not control or affect the meaning or interpretation of any terms or provisions of this Services Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Services Agreement as of the date first above written.

BENIHANA, INC	INFOSYNC SERVICES, LLC

____________________________________	____________________________________
Authorized Signature	Authorized Signature

____________________________________	____________________________________
Printed Name	Printed Name

Attachment A

ACCOUNTING, PAYROLL, AND REPORTING SERVICES

Specific standards and procedures will be developed and modified from time to time upon mutual agreement by Client and InfoSync management.  A responsibility matrix detailing the initial list of services to be provided by InfoSync under this Agreement is included at Attachment C.

THE IMPLEMENTATION PROCESS:

The InfoSync implementation process will provide a comprehensive and timely start-up for the Services.  The key to this process is the joint work of the InfoSync and Client teams during the planning phase.  A detailed start-up plan, including dates and assignments, shall be prepared by InfoSync during this phase.  Anticipated start of service date is the beginning of Client’s fiscal Period 7, 2010 (September 13, 2010).

CLIENT’S GENERAL RESPONSIBILITIES:

•	Forward all financial transaction information to InfoSync in a timely manner
•	Maintain banking relationships
•	Maintain adequate funding in bank accounts and maintain all treasury functions
•	Agree to general ledger chart of accounts setup, financial statement definitions, budget structure, etc.
•	Ensure all restaurants prepare weekly packets and send to InfoSync on a timely basis
•	Provide period budgets in a format that can be uploaded to InfoSync
•	Provide documentation on Client company policies and procedures
•	Pay all InfoSync service related expenses and invoices in a timely manner as described in Section 8 of this Agreement
•	Provide executive oversight and problem resolution in support of the InfoSync relationship
•	Set accounting policy and evaluate significant accounting estimates
•	Review of financial statements (Client management is responsible for the accuracy of Client’s financial statements)
•
Distribution of financial statements and other financial information to third parties (Client management is responsible for determining what financial information is to be provided to third parties and the accuracy of that information)

Attachment B

ACCOUNTING, PAYROLL, AND REPORTING SERVICES FEES:

The following details the Services and their respective rates for a 13 period fiscal year.  InfoSync service rates are based on the total number of Units served and the pricing below is contingent upon Client operating and maintaining a minimum of 75 restaurants and maintaining Client’s current corporate structure.  Reduction in Unit counts below 75 restaurants or formation of additional separate legal entities may require a price increase to be mutually agreed upon at that time by the Parties.  The following pricing reflects the responsibility matrix in Attachment C.  All recurring fees are due on the first Business Day of each fiscal period beginning with the Start of Processing Date; such recurring period invoices will be delivered to Client by email the last week of the previous period and Client will authorize a check or wire to be initiated on the first Business Day of each period.

	Recurring Fees Per Restaurant Per Period	Setup Fees

Accounting, Payroll and Financial Reporting Services For all Client Owned Restaurants

Corporate Accounting (Payroll, AP, Franchise Receivable, G&A, Financial Reporting)

Business Intelligence Services (Operational Reporting on RightView Web)

Annual CPI Increase (Including renewal periods)	Maximum increase of 3% per year

Notes:
	a)	Initial setup fees are due at contract signing.
b)
The client is responsible for all CFO, Human Resource administration, auditing, corporate income tax return preparation, franchise tax return preparation, lease administration and property tax rendition preparation services.  These functions are not provided by InfoSync.

c)
CPI means the Consumer Price Index as published by the U.S. Department of Labor, Bureau of Labor Statistics, All Urban Consumers-(CPI-U), U.S. city average, All items 1982-84=100 (ftp://ftp.bls.gov/pub/special.requests/cpi/cpiai.txt).

ADDITIONAL SERVICE FEES (Requires Client approval of Statement of Work):

1) Initial Training and Conversion	Included in Setup Fee above
2) Custom Programming	$100/hour (see note c)

Notes:
	a)	Additional Services fee rates are subject to a potential maximum increase of 3% per year.
	b)	Travel & Expenses (T&E) are billed at cost.
c)
Custom programming charges apply to programming beyond the scope of services anticipated at the time of contract execution – application, reporting, restaurant system changes, bank changes, benefit provider changes, etc.

INFOSYNC SCHEDULED HOLIDAYS:

Following are the holidays normally recognized by InfoSync Services. The actual days to be taken will be announced each year, additionally there may be allowance made for holidays that fall on weekend days.

Holiday	Normal Date
New Year's Day	(January 1)
Memorial Day	(last Monday in May)
Independence Day	(July 4)
Labor Day	(first Monday in September)
Thanksgiving	(fourth Thursday in November)
Day after Thanksgiving	(fourth Friday in November)
Christmas Eve	(December 24)
Christmas	(December 25)